UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition.

On February 28, 2012, Apollo Commercial Real Estate Finance, Inc. (the “Company”) issued an earnings release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2011. A copy of the earnings release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

On February 28, 2012, the Company posted supplemental financial information on the Investor Relations section of its website (www.apolloreit.com). A copy of the supplemental financial information is furnished as Exhibit 99.2 hereto and incorporated herein by reference.

The information in Item 2.02 of this Current Report, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2012, the Company’s board of directors appointed Stuart A. Rothstein as Chief Executive Officer and President of the Company and as a Director, each effective March 15, 2012. The Company’s board of directors selected Mr. Rothstein to serve as a Director because of the strategic leadership and business judgment he has demonstrated in his role as Chief Financial Officer of the Company and his extensive managerial and executive experience.

Mr. Rothstein, age 46, will continue to serve as Chief Financial Officer, Treasurer and Secretary, roles he has held since joining the Company in September 2009. Mr. Rothstein also serves as Vice President of ACREFI Management, LLC, the Company’s external manager (the “Manager”) and is a member of the Manager’s Investment Committee. In March 2011, Mr. Rothstein became the Chief Financial Officer, Secretary and Treasurer of Apollo Residential Mortgage, Inc. (NYSE: AMTG). Prior to joining the Company, Mr. Rothstein was Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague, which acquired over $200 million of real estate comprising approximately 1.2 million square feet in Silicon Valley.

In connection with the appointment of Mr. Rothstein, as Chief Executive Officer and President of the Company, on March 15, 2012, the Company intends to grant to Mr. Rothstein 20,000 restricted stock units (“RSU”) under the Company’s 2009 Equity Incentive Plan. Each RSU represents the contingent right to receive one share of the Company’s common stock for each vested RSU. The RSUs will vest in equal annual installments over a three year period, provided that Mr. Rothstein remains in service through the applicable vesting dates.

In addition, on February 28, 2012, the Company’s board of directors approved the appointment of Joseph F. Azrack as Chairman of the board of directors effective March 15, 2012, at which point Mr. Azrack will cease to be the President and Chief Executive Officer of the Company.

Mr. Azrack, age 64, has been one of our directors since June 2009. Mr. Azrack is the President and Chief Executive Officer of the Manager and the head of the Manager’s Investment Committee. Mr. Azrack is the managing partner of Apollo Global Real Estate Management, L.P., a position he has held since August 2008. He also serves as the Managing Director - Real Estate of Apollo Global Management, LLC, a position he has held since December 1, 2010. From 2004 to 2008, Mr. Azrack was President and Chief Executive Officer of Citi Property Investors where he chaired the firm’s Management Committee and Investment Committees, directing investment policy and strategy. Mr. Azrack was also a member of the Citigroup Alternative Investments Management Committee (May 2004 to July 2008) and Investment Committee (May 2004 to July 2008), and a member of Citi Infrastructure Investments’ Investment Committee (September 2006 to July 2008).

See the information disclosed under “Note 10 - Related Party Transactions” to the condensed consolidated financial statements included under Item 1 “ Financial Statements “ of the Company’s Form 10-Q for the quarter ended September 30, 2011 for a description of certain relationships between the Company and the Manager.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Earnings Release, dated February 28, 2012

99.2	Supplemental Financial Information for the quarter ended December 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Financial Officer

Date: February 28, 2012

Exhibit Index

Exhibit No.	Description

99.1	Earnings Release, dated February 28, 2012

99.2	Supplemental Financial Information for the quarter ended December 31, 2011